                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 33-77812

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 21, 1994)

                                  $50,000,000

                         Northern Illinois Gas Company

             FIRST MORTGAGE BONDS, 6 3/4% SERIES DUE JUNE 1, 2002

                                ---------------

                    Interest Payable June 1 and December 1

                                ---------------

  THE NEW BONDS MAY NOT BE REDEEMED BY THE COMPANY PRIOR TO JUNE 1, 2001. ON
       AND AFTER JUNE 1, 2001, THE NEW BONDS WILL BE REDEEMABLE, AT THE COMPANY'S OPTION, ON NOT LESS THAN 30 NOR MORE THAN 45 DAYS NOTICE, AS
       A WHOLE AT ANY TIME, OR IN PART FROM TIME TO TIME, AT 100% OF THE
         PRINCIPAL AMOUNT THEREOF, PLUS ACCRUED AND UNPAID INTEREST TO
                             THE REDEMPTION DATE.

                                ---------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMIS-
       SION PASSED  UPON THE  ACCURACY OR  ADEQUACY OF  THIS PROSPECTUS
        SUPPLEMENT  OR THE PROSPECTUS. ANY REPRESENTATION TO  THE CON-
          TRARY IS A CRIMINAL OFFENSE.

                                ---------------

                       PRICE 99.79% AND ACCRUED INTEREST

                                ---------------

                                                     UNDERWRITING
                                         PRICE TO   DISCOUNTS AND   PROCEEDS TO
                                         PUBLIC(1)  COMMISSIONS(2) COMPANY(1)(3)
                                        ----------- -------------- -------------
Per Bond...............................   99.790%       .123%         99.667%
Total.................................. $49,895,000    $61,500      $49,833,500

--------
  (1)Plus accrued interest from June 1, 1997.
  (2)The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (3)Before deducting expenses payable by the Company estimated at $200,000.

                                ---------------

  The New Bonds are offered, subject to prior sale, when, as and if issued by the Company and accepted by the Underwriters and subject to approval of certain legal matters by Wildman, Harrold, Allen & Dixon, counsel for the Underwriters. It is expected that delivery of the New Bonds will be made on or about June 10, 1997, at the offices of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                ---------------

MORGAN STANLEY DEAN WITTER

         ABN AMRO CHICAGO CORPORATION

                   FIRST CHICAGO CAPITAL MARKETS, INC.

                                 SMITH BARNEY INC.

June 3, 1997

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NEW BONDS. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NEW BONDS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                                USE OF PROCEEDS

  The net proceeds from the sale of the New Bonds will be used for general corporate purposes, including the replenishment of corporate funds used for the February 1, 1997 maturity of $25,000,000 principal amount of 5 1/2% First Mortgage Bonds.

                           DESCRIPTION OF NEW BONDS

  GENERAL. Interest at the annual rate set forth on the cover page of this Prospectus Supplement will accrue from June 1, 1997, and is to be payable semiannually on June 1 and December 1, beginning December 1, 1997, to the person in whose name the New Bond is registered on the May 15 or November 15 (whether or not a business day) next preceding such interest payment date. The New Bonds will be limited to $50,000,000 aggregate principal amount, will be issued in fully registered form only, in denominations of $1,000 and integral multiples thereof, and will mature June 1, 2002.

  New Bonds of any denomination will be exchangeable for a like aggregate principal amount of New Bonds of different authorized denominations upon surrender of such New Bonds, with the request for such exchange, at Harris Trust and Savings Bank, Corporate Trust Department, 311 West Monroe Street, Chicago, Illinois, or at Harris Trust Company of New York, 77 Water St., 4th Floor, New York, New York. Principal and interest will be payable at the offices identified in the preceding sentence, except that any installment of interest on the New Bonds may, at the Company's option, be paid by mailing checks for such interest payable to or upon the written order of the person entitled thereto to the address of such person as it appears on the registration books.

  Reference is made to the Prospectus for a description of the general terms of the New Bonds which the particular description herein supplements.

  REDEMPTION. The New Bonds may not be called for redemption by the Company prior to June 1, 2001. On June 1, 2001 and thereafter until maturity on June 1, 2002, the New Bonds may be redeemed at the Company's option, on not less than 30 nor more than 45 days notice, as a whole at any time, or in part from time to time, at 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption.

  SINKING FUND. No sinking fund is provided for the New Bonds.

  TRUSTEE. On February 26, 1996, Harris Trust and Savings Bank succeeded Bank of America Illinois as trustee under the Indenture.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters") have severally agreed to purchase from the Company, and the Company has agreed to sell to them severally, the respective principal amounts of New Bonds indicated below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the New Bonds if any are purchased.

                                                                     PRINCIPAL
          NAME                                                        AMOUNT
          ----                                                      -----------
      Morgan Stanley & Co. Incorporated............................ $12,500,000
      ABN AMRO Chicago Corporation.................................  12,500,000
      First Chicago Capital Markets, Inc...........................  12,500,000
      Smith Barney Inc.............................................  12,500,000
                                                                    -----------
          Total.................................................... $50,000,000
                                                                    ===========

  The Company has been advised by the several Underwriters as follows:

  The several Underwriters propose to offer part of the New Bonds directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part to dealers at a price which represents a concession of .10% of the principal amount under the public offering price, and any Underwriter may offer the New Bonds to certain brokers or dealers who are either a parent or subsidiary of such Underwriter at not less than such price to dealers. The Underwriters may allow and such dealers may reallow a concession, not in excess of .05% of the principal amount, to certain other dealers. After the initial public offering, the public offering price and concessions may be changed.

  In order to facilitate the offering of the New Bonds, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the New Bonds. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the New Bonds for their own account. In addition, to cover overallotments or to stabilize the price of the New Bonds, the Underwriters may bid for, and purchase, the New Bonds in the open market. Any of these activities may stabilize or maintain the market price of the New Bonds above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

  There is presently no trading market for the New Bonds and there is no assurance that a market will develop. Although they are under no obligation to do so, the Underwriters presently intend to act as market makers for the New Bonds in the secondary trading market but may discontinue market making at any time without notice.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER IN-FORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OF-FER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUM-STANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Use of Proceeds............................................................ S-2
Description of New Bonds................................................... S-2
Underwriting............................................................... S-3
                                   PROSPECTUS
Available Information......................................................   2
Incorporation by Reference.................................................   2
Experts....................................................................   2
Summary Information........................................................   3
The Company/Recent Developments............................................   4
Use of Proceeds............................................................   4
Plan of Distribution.......................................................   4
Description of Bonds.......................................................   5
Legal Opinions.............................................................   9

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                                      LOGO

                                  $50,000,000

                              FIRST MORTGAGE BONDS
                                 6 3/4% SERIES
                                DUE JUNE 1, 2002

                                --------------

                             PROSPECTUS SUPPLEMENT

                                --------------

                                  June 3, 1997

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